AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2005


                                                     REGISTRATION NO. 333-108779

________________________________________________________________________________



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                          THE CHALONE WINE GROUP, LTD.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


          CALIFORNIA                                            94-1696731
_______________________________                           ______________________
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                                621 AIRPARK ROAD
                                 NAPA, CA 94558
              _____________________________________________________
              (Address of registrant's principal executive offices)


                        2003 EMPLOYEE STOCK PURCHASE PLAN
                        _________________________________
                            (Full title of the plan)


                                  IVAN MENEZES
                             CHIEF EXECUTIVE OFFICER
                          THE CHALONE WINE GROUP, LTD.
                                621 AIRPARK ROAD
                                 NAPA, CA 94558
                                 (707) 254-4200
           __________________________________________________________
           (Name, address, and telephone number of agent for service)


________________________________________________________________________________

                          RECENT EVENTS: DEREGISTRATION


     This Post-Effective Amendment relates the Registration Statement on Form S-8 (registration number 333-108779) (the "Registration Statement") filed with the Securities and Exchange Commission on September 12, 2003, which registered 50,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of The Chalone Wine Group, Ltd. (the "Company"), to be issued pursuant to the Company's 2003 Employee Stock Purchase Plan (the "Plan").

     The Company, Diageo North America, Inc. ("Diageo") and Double Wines, Inc. ("Double Wines") entered into an Agreement and Plan of Merger dated as of December 18, 2004 (the "Merger Agreement"), pursuant to which Double Wines, a wholly owned subsidiary of Diageo, would be merged with and into the Company, the Company would become a wholly owned subsidiary of Diageo and all outstanding shares of the Company's Common Stock would be converted into the right to receive $14.25 in cash, without interest and less any applicable withholding tax (the "Merger").

     On January 7, 2005, the principal terms of the Merger Agreement were approved by the written consent of approximately 67.9% of the outstanding shares of Common Stock of the Company, which exceeded the vote required to approve the Merger.

     The Merger became effective on February 8, 2005, following the filing of the Merger Agreement and officers' certificates of the Company and Double Wines, in accordance with Section 1103 California General Corporation Law, with the Secretary of State of the State of California. The Plan has been terminated in accordance with the Merger Agreement and as a result no additional shares of Common Stock will be sold pursuant to the Plan. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement which remain unsold as of the date hereof.


________________________________________________________________________________

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Napa, State of California, on this 8th day of February, 2005.


                                 THE CHALONE WINE GROUP, LTD.


                                 By: /s/ Shawn Conroy Blom
                                 __________________________________________
                                 Name: Shawn Conroy Blom
                                 Title:  Vice President of Finance for DC&E


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


      Signature                                   Title
________________________         __________________________________________



/s/ IVAN MENEZES
________________________
Ivan Menezes                     Chief Executive Officer, and Director
                                 (Principal Executive Officer)


/s/ DEIRDRE MAHLAN
________________________
Deirdre Mahlan                   Financial Officer, Treasurer and Director
                                 (Principal Accounting Officer)


/s/ MICHAEL WESTCOTT
________________________
Michael Westcott                 Director